Exhibit (c)(8)

DRAFT Regarding Project Honor Presentation to the Special Committee of the Board of Directors of Loyal June 2, 2007 CONFIDENTIAL

Table of Contents Presentation Regarding Project Honor 1. Overview of Revised Offer 2. Situation Update 3. Updated Valuation Analysis Appendix

Overview of Revised Offer

1 Overview of Revised Offer Timeline: Summary of Key Events Leading to Announcement Date Event September 11, 2006 Loyal receives letter from Mr. Doug Becker, CEO of the Company, and certain founders of Sterling Partners, indicating an interest in taking Loyal private at $55.00 /share The letter included a “highly confident” debt financing letter from Goldman Sachs Mid - September, 2006 Loyal forms the Special Committee The Special Committee selects Morgan Stanley and Merrill Lynch as financial advisors September 22, 2006 The Special Committee requests that Mr. Becker withdraw his letter Early October, 2006 The Special Committee communicates to Mr. Becker a structured process to allow him to pursue a potential acquisition of the Company Mr. Becker communicates to the Special Committee his intentions to partner with ad ditional investors and submit a new bid October - December, 2006 Mr. Becker approaches over 40 separate potential equity investors with Special Committee approval Early / Mid - December, 2006 On December 6, Mr. Becker submits a new letter expressing interest at $56.50 per share The offer is rejected by the Special Committee On December 14, Mr. Becker submits a revised letter proposing $59.25 per share The offer is rejected by the Special Committee The Special Committee communicates to Mr. Becker that it could support a proposal o f $62.00 per share December 19, 2006 Mr. Becker submits a letter stating that he and his Consortium could not get to the $62.00 offer suggested by the Special Committee The Special Committee advises Mr. Becker to submit his “best and final” offer December 27, 2006 Mr. Becker submits a “best and final” bid of $60.50 per share (10% higher than initial proposal) January 5, 2007 Loyal’s Special Committee and independent directors authorize Mr. Becker and his Consortium to proceed to a fully diligenced and financed offer on the basis of $60.50 per share January 28, 2007 Loyal’s Board of Directors approves transaction and executes merger agreement

2 Overview of Revised Offer Comparison of Offers ____________________ (1) LTM EBITDA as of 3/31/07 expected to be $243 million according to Consortium materials presented to the Special Committee and its advisors in December 2006. (2) Consortium Sources & Uses chart bifurcates Citi equity funding into two categories: “Citi Private Equity” for $175 million and “Citi Bridge” for $250 million. (3) Transaction value as of June 30, 2007 from management base case scenario assuming net debt of $503 million including $527 million debt, $66 million minority interest and $90 million in cash. Transaction value as of March 31, 2007 would be $3,819 million assuming net debt of $415 million including $469 million debt, $61 million minority interest and $115 million in cash per latest 10-Q. (4) LTM EBITDA as of 3/31/07 of $236 million according the Consortium materials presented to the Special Committee and its advisors in June 2007. (5) Consortium Sources & Uses chart bifurcates Citi equity funding into two categories: “Citi Private Equity” for $175 million and “Citi Bridge” for $88 million. January May /June Offer Price Per Share: $60.50 $62.00 Form of Consideration: Cash Cash Structure of Transaction: Merger Tender Offer with Back-End Merger Likely Required Expected Timing of Delivery of Consideration: Assuming record date and shareholder meeting date set during week of June 4, proxy is mailed to shareholders during week of June 18 and shareholder meeting during week of July 23, shareholders would receive consideration in late August Assuming launch of tender offer week of June 4, no extensions to the tender period, and shareholders tender (rather than wait for back-end merger), shareholders would receive consideration week of July 9 Offer Value / Transaction Value: $3,336 million / $3,741 million $3, 404 million / $3,907 million (3) Debt / Equity: $1,700 million in debt, or 7.0x adjusted 3/31/07 Expected EBITDA (1) $2,281 million in equity (56% of total sources) $425 million from Citigroup Private Equity (2) $400 million from KKR $350 million from S.A.C. Capital Advisors $116 million from Mr. Doug Becker and other equity holders (roll-over) $990 million from additional investors $1,810 million in debt, or 7.7x adjusted 3/31/07 Expected EBITDA (4) $2, 211 million in equity (54% of total sources) $400 million from KKR $350 million from S.A.C. Capital Advisors $263 million from Citigroup Private Equity (5) $119 million from Mr. Doug Becker and other equity holders (roll-over) $1,079 million from additional investors $1,

Overview of Revised Offer
Transaction Values and Multiples

Offer and Transaction Values

Offer Price Per Share	**$62.00**
Total Loyal Share & Options Outstanding[1]	56.949
Gross Offer Value	$3,531
Less: Options Proceeds[1]	(127)
Net Offer Value	**$3,404**
Plus: Net Debt and Minority Interest Assumed[2]	503
Transaction Value[3]	**$3,907**

Implied Offer Premiums

	Stock Price	Offer $62.00
Market (1/25/07)	$53.92	15.0%
Unaffected Price (1/4/07)	49.15	26.1%
1 Month Average (Prior to 1/5/07)	50.38	23.1%
3 Month Average (Prior to 1/5/07)	50.86	21.9%
6 Month Average (Prior to 1/5/07)	48.45	28.0%
1 Year Average (Prior to 1/5/07)	48.13	28.8%

Transaction Multiples

	Loyal Results[5]	Unaffected Price 1/4/07 $49.15	Offer $62.00	Key Public Comparables[6]	EDMC Transaction[7]
EBITDA[4]					
FY 2006A	$211	15.1x	18.5x	--	11.6x
FY 2007E	270	11.8	14.5	16.5x	--
EBIT[4]					
FY 2006A	$148	21.4x	26.3x	--	15.3x
FY 2007E	193	16.5	20.3	20.9x	--
P/E[4]					
FY 2007E	$2.44	20.1x	25.4x	30.6x	27.6x
FY 2008E	3.20	15.4	19.4	25.7x	--
FY 2007E (Tax Adjusted)[8]	$2.10	23.4	29.5x	30.6x	27.6x

Note: Dollars in millions, except per share data.
(1) Based on 51.58 million basic shares outstanding, 0.166 million restricted shares and 5.201 million options with a weighted average exercise price of $24.37.
(2) Net debt and minority interest assumed at June 30, 2007 from Management's Base Case including $527 million of debt, $66 million of minority interest, and $90 million of cash.
(3) Transaction value at June 30, 2007. Transaction value as of March 31, 2007 would be $3,819 million assuming net debt of $415 million including $469 million debt, $61 million minority interest and $115 million in cash per latest 10-Q.
(4) EBITDA, EBIT and EPS post SFAS 123R equity compensation expense.
(5) Source: Loyal Management Base Case.
(6) Average of Strayer, ITT and DeVry.
(7) Transaction multiples for EDMC; figures represent then current and forward multiples as of March 2006.
(8) Assumes 2007 EPS at 20% tax rate rather than current estimate of 10%.

3

Overview of Revised Offer

Summary Sources & Uses of Funds

January

Sources

	Amount	% of Sources	Debt / EBITDA[1]
Existing Cash on Balance Sheet	$91	2.2%	
Debt			
Rollover Debt	$224	5.5%	0.9x
Bank Debt	395	9.7%	1.6
Senior Unsecured Notes	282	6.9%	1.2
Senior Unsecured PIK Toggle Notes	470	11.5%	1.9
Senior Subordinated Notes	329	8.1%	1.4
Total Debt	$1,700	41.7%	7.0x
Equity			
New Equity Sponsors	$2,165	53.2%	
Roll-over Equity[2]	116	2.8%	
Total Equity	$2,281	56.0%	
Total Sources	**$4,072**	**100.0%**	

Uses

	Amount
Purchase of Equity	$3,313
Refinanced Debt	208
Rollover Debt	224
Minimum Cash Balance	20
Excess Cash to Fund Capex / Acquisitions	162
Fees and Expenses	145
Total Sources	**$4,072**

May / June

Sources

	Amount	% of Sources	Debt / EBITDA[3]
Existing Cash on Balance Sheet	$65	1.6%	
Debt			
Rollover Debt	$150	3.7%	0.6x
Bank Debt	665	16.3%	2.8
Senior Unsecured Notes	260	6.4%	1.1
Senior Unsecured PIK Toggle Notes	425	10.4%	1.8
Senior Subordinated Notes	310	7.6%	1.3
Total Debt	$1,810	44.3%	7.7x
Equity			
New Equity Sponsors	$2,092	51.2%	
Roll-over Equity[2]	119	2.9%	
Total Equity	$2,211	54.1%	
Total Sources	**$4,086**	**100.0%**	

Uses

	Amount
Purchase of Equity	$3,400
Refinanced Debt	378
Rollover Debt	150
Minimum Cash Balance	10
Excess Cash to Fund Capex / Acquisitions	0
Fees and Expenses	148
Total Sources	**$4,086**

Note: Sources & Uses as provided by Consortium (figures may not tie to analysis presented herein).
(1) LTM EBITDA as of 3/31/07 expected to be $243 million according to Consortium materials presented to the Special Committee and its advisors in December 2006.
(2) Roll-over equity from Doug Becker and Steven Taslitz.
(3) LTM EBITDA as of 3/31/07 of $236 million according to Consortium materials presented to the Special Committee and its advisors in June 2007.

4

5 Summary Equity Commitments (Dollars in Millions) Overview of Revised Offer ____________________ (1) Consortium Sources & Uses chart bifurcates Citi equity funding into two categories: “Citi Private Equity” for $175 million and “Citi Bridge” for $250 million. (2) Roll-over equity from Becker and Taslitz. (3) Consortium Sources & Uses chart bifurcates Citi equity funding into two categories: “Citi Private Equity” for $175 million and “Citi Bridge” for $88 million. (4) Roll-over equity from Becker, Taslitz, Goldman Sachs, and Elfman. January May / June Equity Investor Amount % of Equity Amount % of Equity KKR $400 17.5% $400 18.1% S.A.C. Capital 350 15.3% 350 15.8% Citigroup 425 18.6% 263 11.9% Caisse de depot et placement du Quebec 250 11.0% 200 9.0% Bregal Investments 200 8.8% 200 9.0% Moore Capital 200 8.8% 200 9.0% Makena Capital Management 100 4.4% 100 4.5% Torreal S.A. 100 4.4% 100 4.5% Sterling Partners 50 2.2% 51 2.3% SPG Partners 50 2.2% 50 2.3% Vulcan 0 0.0% 50 2.3% Chris Hoehn-Saric 0 0.0% 49 2.2% Southern Cross Capital 40 1.8% 40 1.8% Harvard Management Corp. 0 0.0% 25 1.1% Stockwell Capital 0 0.0% 10 0.5% Morgan Creek Capital 0 0.0% 5 0.2% Total Commitments for New Equity $2,165 94.9% $2,092 94.6% Rollover Equity + Additional Management 116 5.1% 119 5.4% Total Equity $2,281 100.0% $2,211 100.0% (1) (2) (3) (4)

Situation Update

6 Situation Update Summary of Key Developments in the Sector Company Recent Commentary Post - secondary penetration level is still very low in Brazil – even when compared to other developing countries Anhanguera made two acquisition s in Q1 to complement organic growth strategy Wall Street analysts believe Apollo is still on the correct path to a turnaround Completed its options - related restatements, filed its delinquent SEC filings, and took associated charges – all lowering NASDAQ delisting risk Beneficiary of expanding trends in online Expanding margins expected Mixed Q1 results , poor revenue growth offset by stronger enrollment Positive perception of new management – gaining control of operating issues . AIU probation expected to be resolved in December 2007 Currently being investigated by Florida attorney general’s office and in settlement discussions with California attorney general’s office Management stated it might be more active in acquisitions next year Real - estate portfolio rationalization underway Focused on degree - level diversification and international expansion mainly through potential acquisitions Expanding online focus and LT international strategy Strong senior management team in place, additional build - out underway Continued strong growth in subscribers, revenue and earnings driving imp ressive stock performance Expanding adult organic growth and focus on bachelor programs Continue to evaluate tuck - in acquisitions and expansion in international markets 1Q performance largely in - line with analyst expectations despite weaker enrollment during seasonally slow quarter Currently increasing number of campuses and the amount of degree offerings Recently opened schools in Orlando, Knoxville and Atlanta demonstrate continued commitment to organic growth Aggressively managing capital usage and margin Management has decided to reduce planned addition of 900 new seats in 2007 demonstrating ability to flex with market demand Restructuring continues , savings to be invested in sales and marketing and capacity utilization improvement

7 Situation Update Public Comparables – January vs. May 2007 P/E Multiples 2007 P/E May 31, 2007 May 31, 2007 Mean: 28.2x(2) January 25, 2007 Mean: 24.1x(2) Loyal (1) 80.0x (1) ____________________ January 25, 2007 (1) Unaffected multiple as of January 4, 2007. (2) Loyal and Anhanguera excluded from average calculations. 19.7x 31.4x 26.3x 18.5x 23.6x 28.4x 27.7x 20.2x 16.7x 30.8x 29.5x 23.0x 32.4x 29.8x 33.5x 27.7x 18.6x 76.6x 0.0x 5.0x 10.0x 15.0x 20.0x 25.0x 30.0x 35.0x 40.0x

8 Situation Update Public Comparables – January vs. May Long Term Projected EPS Growth Rates 2007 P/E May 31, 2007 Mean: 16.2%(2) January 25, 2007 Mean: 16.2%(2) Loyal (1) May 31, 2007 100.0% (1) ____________________ January 25, 2007 (1) Unaffected growth rate as of January 4, 2007. (2) Loyal and Anhanguera excluded from average calculations. 22.8% 13.8% 17.4% 16.6% 18.7% 18.8% 15.3% 13.5% 15.6% 15.4% 18.4% 15.6% 19.1% 19.2% 15.7% 13.3% 12.8% 97.6% 0.0% 5.0% 10.0% 15.0% 20.0% 25.0% 30.0%

9 Historical 1-Year Forward (Rolling) P/E Multiples Situation Update Loyal Education Services (1) ____________________ Source: Factset. (1) Education Services Index includes: APOL, CECO, COCO, DV, ESI, LINC, STRA & UTI. (2) As of January 4th, 2007. Loyal(2): 19.7x Education Services(1): 26.2x Ed. Serv. Average: 22.4x 1/25/07 Education Services: 24.0x Loyal: 21.3x 10.0x 15.0x 20.0x 25.0x 30.0x 35.0x 1/1/2005 4/8/2005 7/15/2005 10/21/2005 1/27/2006 5/4/2006 8/10/2006 11/16/2006 2/22/2007 5/31/2007

10 Historical Projected EPS Growth Rates Situation Update Loyal Education Services (2) ____________________ Source: Factset. (1) As of January 4th, 2007. (2) Education Services Index includes: APOL, CECO, COCO, DV, ESI, LINC, STRA & UTI. Education Services(2): 16% 1/25/07 Education Services: 16% Loyal: 23% Loyal(1): 23% 10.0% 15.0% 20.0% 25.0% 30.0% 1/1/2005 4/8/2005 7/15/2005 10/21/2005 1/27/2006 5/4/2006 8/10/2006 11/16/2006 2/22/2007 5/31/2007

11 Situation Update Public Comparables – January vs. May 2007 EV/EBITDA Multiples May 31, 2007 Mean: 13.0x(2) January 25, 2007 Mean: 10.2x(2) 2007 EV/EBITDA May 31, 2007 Loyal (1) 50.0x (1) ____________________ January 25, 2007 (1) Unaffected growth rate as of January 4, 2007. (2) Loyal and Anhanguera excluded from average calculations. 12.2x 8.7x 13.9x 6.9x 13.6x 12.8x 9.6x 7.8x 8.6x 12.2x 16.6x 8.4x 18.2x 14.7x 12.5x 11.7x 9.8x 45.1x 0.0x 5.0x 10.0x 15.0x 20.0x 25.0x

12 Situation Update Recent Developments at Loyal Loyal continues to execute on its operating plan Q1 ’07 Performance Revenues grew 21% y-o-y, to $284 million, net income slightly above street estimates at ($0.04) per share versus street estimates of ($0.05) Mixed results versus expectations by region and business line, but overall slightly ahead of “Street” Online showing top of guidance performance Q2 ’07-to-date performance tracking with internal expectation Operating environment generally positive, but considerations exist Continued growth expected in global education sector, especially in non-North American markets such as Latin America and Asia Pacific North American for-profit post-secondary companies generally performing better since beginning of year as selected companies improve operations and/or reduce “headline” risk Internationally, increasing competition by both local and international operators and financial sponsors Acquisitions continue to be selectively explored Continuous dialogue by Loyal management with local operators Recent transaction: Universidad Valle del Bravo – Mexico, 4500 students, ~$35mm transaction value Other opportunities being explored Increasing competition likely for acquisitions Anhanguera and New Oriental IPO’s influencing private market dynamics in LATAM and Asia-Pac Other acquisition “targets” likely to explore capital markets alternative more aggressively Capital markets option likely to influence private market valuation expectations for higher quality companies Updated "Acquisition Case" management projections reflect a lower 2007 and 2008 EPS estimate relative to prior expectations Belief that executing acquisitions will be marginally more difficult in the near-term given heightened valuation expectations by sellers and increased competition

13 EBITDA (1) EPS (2) Situation Update Summary of Financial Projections – Base Case May 2007 ____________________ January 2007 (1) Pre – FAS 123 Expense. (2) Post – FAS 123 Expense. $592 $520 $429 $338 $280 $617 $522 $430 $341 $277 $0 $100 $200 $300 $400 $500 $600 $700 2007 2008 2009 2010 2011 $6.05 $5.08 $4.24 $3.18 $2.46 $5.98 $5.07 $4.22 $3.20 $2.44 $0.00 $1.00 $2.00 $3.00 $4.00 $5.00 $6.00 $7.00 2007 2008 2009 2010 2011

14 EBITDA (1) EPS (2) Situation Update Summary of Financial Projections – Acquisitions Case May 2007 ____________________ January 2007 (1) Pre – FAS 123 Expense. (2) Post – FAS 123 Expense. $795 $682 $547 $410 $317 $821 $684 $548 $408 $299 $0 $100 $200 $300 $400 $500 $600 $700 $800 $900 2007 2008 2009 2010 2011 $7.28 $5.70 $4.21 $3.55 $2.60 $7.22 $5.67 $4.22 $3.50 $2.47 $0.00 $1.00 $2.00 $3.00 $4.00 $5.00 $6.00 $7.00 $8.00 2007 2008 2009 2010 2011

Updated Valuation Analysis

Updated Valuation Analysis Summary Valuation Equity Value Per Share ____________________ (1) As of January 4, 2006. (2) 52 week range prior to January 4, 2007. (3) Figure post FAS 123 Expense. (4) EBITDA figure pre FAS 123 expense. Assumes $527 million of debt, $66 million of minority interest, and $90 million of cash on June 30, 2007 for Base Case per management guidance and $538 million of debt, $66 million of minority interest, and $67 million of cash on June 30, 2007 for Acquisitions Case per management guidance. Assumes 51.583 million basic shares outstanding, 0.166 million restricted shares and 5.201 million options in-the-money with a weighted average exercise price of $24.37. Discounted to June 30, 2007. Assumes transaction closes June 30, 2007. Discounted at Equity Cost of Capital of 14% Discount Rate: 12% – 14% Terminal Value: 10.5x – 12.5x(5) 2011 Exit EBITDA Multiple Range of 10.5x – 12.5x 25% Equity Returns(7) 11.5x – 13.5x LTM EBITDA of $242mm(4)(5) $5.00(3)(6) $5.07(3)(6)

Updated Valuation Analysis

Financial Projections – Base Case

(Dollars in Millions, Except Per Share Amounts)

		Projected Fiscal Year Ending December 31,					
	2006E	2007E	2008E	2009E	2010E	2011E	'06 - '11 CAGR
Income Statement:							
Revenue	$1,146	$1,307	$1,494	$1,768	$2,060	$2,365	15.6%
%- Growth	*30.9%*	*14.1%*	*14.3%*	*18.3%*	*16.5%*	*14.8%*	
EBITDA Pre FAS 123 Exp.	$218	$277	$341	$430	$522	$617	23.2%
%- Margin	*19.0%*	*21.2%*	*22.8%*	*24.3%*	*25.3%*	*26.1%*	
EBIT	$155	$200	$247	$317	$386	$462	24.4%
%- Margin	*13.5%*	*15.3%*	*16.5%*	*18.0%*	*18.7%*	*19.5%*	
Tax Rate	14.2%	9.0%	10.0%	10.0%	10.0%	10.0%	
Tax Rate Including Distribution Taxes	14.2%	9.0%	10.0%	10.0%	10.0%	10.0%	
Net Income Post FAS 123	$110	$132	$179	$243	$301	$365	27.0%
EPS Post FAS 123 Exp.	**$2.08**	**$2.44**	**$3.20**	**$4.22**	**$5.07**	**$5.98**	**23.5%**
% - Growth	***19.8%***	***17.6%***	***30.7%***	***32.2%***	***20.0%***	***18.0%***	

	Projected Fiscal Year Ending December 31,				
	2H 2007E	2008E	2009E	2010E	2011E
Cash Flow					
D&A	$40	$94	$113	$136	$156
Minority Interest (incl. Dividend Upon Distribution)	14	22	20	24	30
Change in WC and Other	(36)	(16)	(12)	(13)	(12)
Non-Cash Stock Comp and LTIP	7	14	(9)	14	14
Capex	(100)	(213)	(204)	(223)	(251)
Acquisitions	0	0	0	0	0
Deferred Consideration for Acquisitions	(2)	(21)	(23)	0	(8)
Free Cash Flow[1]	**24**	**84**	**155**	**244**	**307**
% of Revenue	***1.9%***	***5.6%***	***8.8%***	***11.8%***	***13.0%***
% of Net Income	***18.3%***	***47.2%***	***63.7%***	***81.1%***	***84.0%***

Source: Loyal management estimates.

(1) Free Cash Flow = Cash Flow from Operations + Non-cash Stock Comp. + LTIP – Capital Expenditures – Cash Paid for Acquisitions.

16

Updated Valuation Analysis
Financial Projections – Acquisitions Case

(Dollars in Millions, Except Per Share Amounts)

		Projected Fiscal Year Ending December 31,					
	2006E	2007E	2008E	2009E	2010E	2011E	'06 - '11 CAGR
Income Statement:							
Revenue	$1,146	$1,403	$1,794	$2,257	$2,713	$3,151	22.4%
%- Growth	*30.9%*	*22.5%*	*27.8%*	*25.9%*	*20.2%*	*16.2%*	
EBITDA Pre FAS 123 Exp.	$218	$299	$408	$548	$684	$821	30.4%
%- Margin	*19.0%*	*21.3%*	*22.8%*	*24.3%*	*25.2%*	*26.1%*	
EBIT	$155	$216	$292	$397	$495	$599	31.1%
%- Margin	*13.5%*	*15.4%*	*16.3%*	*17.6%*	*18.3%*	*19.0%*	
Tax Rate	14.2%	9.0%	10.0%	10.0%	10.0%	10.0%	
Tax Rate Including Distribution Taxes	14.2%	9.0%	10.0%	20.3%	14.7%	10.0%	
Net Income Post FAS 123	$110	$134	$196	$243	$336	$441	31.9%
EPS Post FAS 123 Exp.	**$2.08**	**$2.47**	**$3.50**	**$4.22**	**$5.67**	**$7.22**	***28.3%***
% - Growth	***19.8%***	***19.0%***	***41.3%***	***20.8%***	***34.2%***	***27.4%***	

	Projected Fiscal Year Ending December 31,				
	2H 2007E	2008E	2009E	2010E	2011E
Cash Flow					
D&A	$47	$117	$151	$189	$222
Minority Interest (incl. Dividend Upon Distribution)	18	30	16	34	56
Change in WC and Other	(36)	(16)	(12)	(13)	(12)
Non-Cash Stock Comp and LTIP	7	14	(9)	14	14
Capex	(119)	(266)	(286)	(324)	(360)
Acquisitions	(100)	(100)	(100)	(50)	0
Deferred Consideration for Acquisitions	(12)	(31)	(23)	0	(8)
Free Cash Flow [(1)]	**(83)**	**(22)**	**24**	**200**	**365**
% of Revenue	***(5.9%)***	***(1.2%)***	***1.1%***	***7.4%***	***11.6%***
% of Net Income	***(62.2%)***	***(11.2%)***	***9.9%***	***59.5%***	***82.8%***

Source: Loyal management estimates.
(1) Free Cash Flow = Cash Flow from Operations + Non-cash Stock Comp. + LTIP – Capital Expenditures – Cash Paid for Acquisitions.

17

18 Potential Projection “Opportunities” and “Threats” Projection Opportunities Projection Threats Increasing global awareness of “Return on Education” helping drive growing participation rates Geographic expansion New (e.g., China-2007 and India-2010) Within existing (e.g., Mexico) Leveraging of US-centric online expertise into non-US markets Expanded use of blended programs and shared curriculum (Walden Online/dual-degree) New programs and degrees/program replication Specialized accreditations Expanded branding Enhanced use of management contracts to enter relatively higher risk markets (e.g., Turkey) Acquisitions Tuck-in / mid-sized Addition of “lower-priced” brands (e.g., UPRO) in current and new markets Execution risks of running a global education services company Management “bandwidth” constraints Country specific operating, regulatory and political risks Online business Ability to continue to successfully target, purchase and integrate acquisitions at attractive prices Anhanguera / New Oriental impact Capital intensity of business model Low ROIC in absolute and relative terms Government education incentives (e.g., student loans) less pervasive outside US Limits participation rate expansion potential Caps price increase potential Enhanced competition by other well-capitalized, private and public competitors E.g., public institutions, Apollo Group, EDMC, Kaplan, private equity, etc. Updated Valuation Analysis

19 Equity Research Price Targets Wall Street Research Analyst Price Targets as of January 25, 2007 ____________________ Note: Only includes analysts with recently released price targets. (1) Assumes an equity discount rate of 14%. Updated Valuation Analysis PV of Target Target EPS Estimates Date Firm / Analyst Rating Price Price (1) 2006E 2007E 01/22/07 Banc of America Securities / Block Neutral $55.00 $48.25 $2.02 $2.50 01/22/07 Stifel Nicolaus and Company, Incorporated / Herman Buy 62.00 54.39 2.00 2.50 01/19/07 Morgan Stanley / Gutek Overweight 60.00 52.63 2.03 2.60 01/10/07 BMO Capital Markets U.S. / Silber Out Perform 55.00 48.25 2.03 2.47 12/19/06 Citigroup / Beland Hold 57.00 50.00 1.99 2.42 11/22/06 Robert W. Baird & Co. / Junker Out Perform 60.00 52.63 2.00 2.50 10/20/06 Lehman Brothers Equity Research / Bisbee Neutral 53.00 46.49 1.98 2.46 10/20/06 SunTrust Robinson Humphrey Capital Markets / Hughes Buy 58.00 50.88 2.00 2.41 10/20/06 Piper Jaffray / Marostica Out Perform 60.00 52.63 2.04 2.49 10/20/06 Credit Suisse / Dobell Out Perform 60.00 52.63 1.92 2.50 Average $58.00 $50.88 $2.00 $2.49 Minimum $53.00 $46.49 $1.92 $2.41 Maximum $62.00 $54.39 $2.04 $2.60 First Call (1/25/07) $2.01 $2.49

Updated Valuation Analysis

Public Comparables Analysis

(Dollars in Millions, Except Per Share Amounts)

Company	Share Price 5/31/07	% 52 Week High	Equity Value	Enterprise Value	EBITDA Multiple CY 2007	EBITDA Multiple CY 2008	P/E Multiple CY 2007	P/E Multiple CY 2008	EPS Growth	P/E - to - Growth CY 2007	P/E - to - Growth CY 2008
(1)	$13.88	89.4%	$1,398	$1,403	45.1x	23.8x	76.6x	29.1x	97.6%	0.78x	0.30x
APOLLO	$47.97	86.0%	8,405	7,669	9.8	8.9	18.6	15.8	12.8%	1.46	1.24
CAREER EDUCATION	$34.87	95.1%	3,341	2,908	11.7	10.4	27.7	22.1	13.3%	2.08	1.66
CCi	$14.61	99.1%	1,287	1,265	12.5	9.9	33.5	26.4	15.7%	2.14	1.69
DeVry University	$33.60	96.0%	2,408	2,214	14.7	12.2	29.8	25.6	19.2%	1.56	1.34
ITT	$113.19	98.9%	4,761	4,562	18.2	14.9	32.4	26.7	19.1%	1.69	1.40
LINCOLN	$14.49	78.5%	380	397	8.4	7.5	23.0	19.6	15.6%	1.47	1.26
STRAYER	$125.16	95.5%	1,844	1,692	16.6	14.0	29.5	24.7	18.4%	1.60	1.34
uti	$23.61	87.1%	675	634	12.2	9.1	30.8	25.2	15.4%	2.00	1.63
				Maximum	**18.2x**	**14.9x**	**33.5x**	**26.7x**	**19.2%**	**2.14x**	**1.69x**
				Mean	**13.0x**	**10.9x**	**28.2x**	**23.3x**	**16.2%**	**1.75x**	**1.44x**
				Median	**12.4x**	**10.2x**	**29.7x**	**24.9x**	**15.6%**	**1.65x**	**1.37x**
				Minimum	**8.4x**	**7.5x**	**18.6x**	**15.8x**	**12.8%**	**1.46x**	**1.24x**
Loyal (2)	$49.15	89.0%	$2,686	$3,092	12.2x	10.6x	19.7x	15.8x	22.8%	0.87x	0.69x

Source: Company filings, press releases, Wall Street research, and Factset.
(1) Excluded from Maximum, Mean, Median, and Minimum calculations.
(2) Loyal based on unaffected stock price on January 4, 2007.

20

21 Acquisition Comparables Analysis $89 $230 $50 $310 $56 $116 $3,145 $98 $516(3) Transaction Value ($mm) Date Acquiror / Target Kaplan Inc. / Financial Training Co. DeVry / Ross Univ. Corinthian / Career Choices Career Ed. / Whitman Educ. Education Management / South Univ. ____________________ Source: Public documents and SDC database. (1) Education transactions greater than $50 million in transaction value and for control since January 1, 2003. (2) Transaction currently pending. (3) Based on offer price of $8.00 per share and net debt of $161.3 million. Providence & GS Capital / Education Management Avg. 11.3x Liberty Partners / Concorde Career Colleges 3/03 3/03 4/03 5/03 6/03 6/03 3/06 6/06(2) 9/06(2) Selected Education Acquisitions(1) Education Management / American Education Sterling Capital / Educate Updated Valuation Analysis 8.4x 14.9x 10.5x 12.4x 12.1x 11.7x 14.1x 2.0x 4.0x 6.0x 8.0x 10.0x 12.0x 14.0x 16.0x 8.4x 14.9x 10.5x 12.4x 9.0x 9.9x 11.6x 12.2x 12.8x

22 Comparison of Loyal to EDMC (Dollars in Millions, Except Per Share Amounts) ____________________ (1) EDMC figures as of March 3, 2006, last trading day prior to transaction announcement; LTM figures as of December 31, 2005. (2) 3 year projected revenue growth from research. (3) As of March 3, 2006. (4) As of January 4, 2007. Updated Valuation Analysis (4) EDMC (1) Loyal Enrollment Growth - LTM 9.5% 26.8% Revenue Growth - LTM 16.5% 20.8% Street Base Case Acq. Case Revenue Growth - Projected (2) 12.4% 15.4% 15.6% 22.4% LTM Revenue $1,096 $1,220 LTM EBITDA 254 242 % Margin 23.1% 19.8% Street Base Case Acq. Case EPS Growth - Projected 20.0% 22.8% 23.5% 28.3% U.S. / Canada Revenue as % of Total 100.0% 21.0% Capex as % of Revenue - LTM 6.0% 13.0% FCF as % of Revenue - LTM 14.4% (4.5%) ROIC 15.4% 9.2% Tax Rate 39.9% 14.2% Multiples Trading (3) Transaction Trading (4) Offer LTM EBITDA 9.8x 11.6x 13.1x 16.2x LTM EBIT 12.9 15.3 17.7 21.7 LTM EBITDA - CapEx 12.3 14.6 38.2 47.1 Forward P/E 23.8 27.6 19.9 25.1 Forward P/E/G 1.19x 1.38x 0.87x 1.10x Premium to Current -- 15.9% -- 26.1%

23 “Vision for 2010”(1) P/E/G Ratios Implied by P/E Multiples Future Stock Price Analysis Future Stock Price Analysis $5.00 EPS in 2010 Growth rates through 2010: 18% - 20% revenue growth 13% - 15% enrollment growth 100+ bps annual margin improvement 25% EPS growth 2010 – 2015 EPS growth: 15% - 20% ____________________ (1) Source: Based on management guidance to Wall Street as part of “Vision for 2010”. Updated Valuation Analysis EPS CAGRS 25.0% 23.0% 20.0% 17.5% 15.0% 15.0x 0.60x 0.65x 0.75x 0.86x 1.00x 16.0x 0.64x 0.70x 0.80x 0.91x 1.07x 17.0x 0.68x 0.74x 0.85x 0.97x 1.13x 18.0x 0.72x 0.78x 0.90x 1.03x 1.20x 19.0x 0.76x 0.83x 0.95x 1.09x 1.27x 20.0x 0.80x 0.87x 1.00x 1.14x 1.33x 21.0x 0.84x 0.91x 1.05x 1.20x 1.40x 22.0x 0.88x 0.96x 1.10x 1.26x 1.47x 23.0x 0.92x 1.00x 1.15x 1.31x 1.53x 24.0x 0.96x 1.04x 1.20x 1.37x 1.60x 25.0x 1.00x 1.09x 1.25x 1.43x 1.67x P/E RATIO "Vision for 2010"(1): 2010 EPS of $5.00 2010 Forward P/E Multiple $5.00 16.0x 18.0x 20.0x 22.0x 13.0% $55.44 $62.37 $69.31 $76.24 14.0% 54.00 60.75 67.50 74.25 15.0% 52.60 59.18 65.75 72.33 Discount Rate Base Case (Limited Acquisitions): 2010 EPS of $5.07 2010 Forward P/E Multiple $5.07 16.0x 18.0x 20.0x 22.0x 13.0% $56.20 $63.22 $70.25 $77.27 14.0% 54.73 61.58 68.42 75.26 15.0% 53.32 59.98 66.65 73.31 Discount Rate Acquisitions Case: 2010 EPS of $5.67 2010 Forward P/E Multiple $5.67 16.0x 18.0x 20.0x 22.0x 13.0% $62.83 $70.68 $78.54 $86.39 14.0% 61.19 68.84 76.49 84.14 15.0% 59.61 67.06 74.51 81.96 Discount Rate

24 Illustrative Future Stock Price Tax Rate Sensitivity Assumes 14% Discount Rate Base Case Acquisitions Case Offer: $62.00 Updated Valuation Analysis $60.82 $71.07 $76.49 $51.77 $60.09 $68.42 $54.74 $63.97 $68.84 $46.60 $54.09 $61.58 40.00 50.00 60.00 70.00 $80.00 15% 20% 30% $5.67 $5.26 $4.51 2010 Tax Rate 10% 20% 30% 2010 EPS (Post FAS 123) $5.07 $4.45 $3.84

Updated Valuation Analysis

Discounted Cash Flows Analysis – Base Case

	Fiscal Year Ending December 31,				
	2H 2007	2008E	2009E	2010E	2011E
Revenue	$695	$1,494	$1,768	$2,060	$2,365
EBITDA Pre FAS 123	180	341	430	522	617
Less: FAS 123 Expense	(4)	(5)	(5)	(5)	(5)
EBITDA Post FAS 123	$176	$336	$425	$517	$612
Less: Depreciation & Amortization	(40)	(94)	(113)	(136)	(156)
EBIT	$136	$242	$313	$381	$457
Less: Taxes	(12)	(24)	(31)	(38)	(46)
Tax Rate	9.0%	10.0%	10.0%	10.0%	10.0%
Tax-effected EBIT	$124	$218	$281	$343	$411
Plus: Depreciation & Amortization	$40	$94	$113	$136	$156
Less: Change in WC	(2)	(5)	(1)	(1)	0
Less: Change in Other LT Ass. & Liab.	(35)	(11)	(11)	(11)	(12)
Plus: Non-Cash Stock Option Exp. And FAS 123	10	18	19	19	19
Less: LTIP Payout	0	0	(23)	0	0
Less: Capital Expenditures	(100)	(213)	(204)	(223)	(251)
Less: Acquisitions[1]	0	0	0	0	0
Free Cash Flow	$38	$102	$174	$262	$323

Discount Rate	Discounted Cash Flows 2H '07E - 2011E[2]	+	PV of Terminal Value as a Multiple of 2011E EBITDA[3] 10.5x	11.5x	12.5x	=	Enterprise Value 10.5x	11.5x	12.5x
12.0%	$623		$3,862	$4,229	$4,597		$4,484	$4,852	$5,220
12.5%	614		3,785	4,146	4,506		4,399	4,760	5,120
13.0%	606		3,710	4,064	4,417		4,316	4,669	5,022
13.5%	597		3,637	3,984	4,330		4,234	4,581	4,927
14.0%	589		3,566	3,906	4,245		4,155	4,495	4,834

Discount Rate	+	Less: Net Debt & Minority Interest[4]	=	Equity Value 10.5x	11.5x	12.5x	Equity Value Per Share[5] 10.5x	11.5x	12.5x
12.0%		($503)		$3,981	$4,349	$4,717	$72.13	$78.59	$85.05
12.5%		(503)		3,896	4,256	4,617	70.63	76.96	83.29
13.0%		(503)		3,812	4,166	4,519	69.17	75.38	81.58
13.5%		(503)		3,731	4,078	4,424	67.74	73.83	79.91
14.0%		(503)		3,652	3,991	4,331	66.35	72.31	78.28

Note: Dollars in millions, except per share data.
Source: Loyal Management Base Case.
(1) Includes seller notes issued to owners of acquired targets and minority interest.
(2) Cash flow discounted back to June 30, 2007.
(3) Cash flow discounted back to June 30, 2007. Based on 2011E Post FAS 123 EBITDA of $612 million.
(4) Assumes $527 million of debt, $66 million of minority interest, and $90 million of cash on June 30, 2007 per management guidance.
(5) Based on 51.548 million basic shares outstanding, 0.166 million restricted shares and 5.201 million options in-the-money with a weighted average exercise price of $24.37.

25

26 Discounted Cash Flows Analysis – Acquisitions Case ____________________ Note: Dollars in millions, except per share data. Source: Loyal Management Acquisitions Case. (1) Includes seller notes issued to owners of acquired targets and minority interest. (2) Cash flow discounted back to June 30, 2007. (3) Cash flow discounted back to June 30, 2007. Based on 2011E Post FAS 123 EBITDA of $816 million. (4) Assumes $538 million of debt, $66 million of minority interest, and $67 million of cash on June 30, 2007 per management guidance. (5) Based on 51.583 million basic shares outstanding, 0.166 million restricted shares and 5.201 million options in-the-money with a weighted average exercise price of $24.37. Updated Valuation Analysis Discounted PV of Terminal Value as a Cash Flows Multiple of 2011E EBITDA (3) Enterprise Value Discount Rate 2H '07E - 2011E (2) 10.5x 11.5x 12.5x 10.5x 11.5x 12.5x 12.0% $281 $5,144 $5,634 $6,123 $5,425 $5,915 $6,405 12.5% 274 5,042 5,522 6,002 5,316 5,796 6,276 13.0% 267 4,942 5,413 5,883 5,209 5,680 6,151 13.5% 261 4,845 5,306 5,768 5,105 5,567 6,028 14.0% 254 4,750 5,202 5,655 5,004 5,456 5,909 Less: Net Debt & Equity Value Equity Value Per Share (5) Discount Rate Minority Interest (4) 10.5x 11.5x 12.5x 10.5x 11.5x 12.5x 12.0% ($538) $4,887 $5,377 $5,867 $88.04 $96.64 $105.24 12.5% (538) 4,778 5,258 5,738 86.12 94.55 102.99 13.0% (538) 4,671 5,142 5,613 84.25 92.52 100.78 13.5% (538) 4,567 5,029 5,490 82.43 90.53 98.63 14.0% (538) 4,466 4,918 5,371 80.64 88.59 96.53 + = + = Fiscal Year Ending December 31, 2H 2007 2008E 2009E 2010E 2011E Revenue $791 $1,794 $2,257 $2,713 $3,151 EBITDA Pre FAS 123 202 408 548 684 821 Less: FAS 123 Expense (4) (5) (5) (5) (5) EBITDA Post FAS 123 $198 $404 $543 $679 $816 Less: Depreciation & Amortization (47) (117) (151) (189) (222) EBIT $152 $287 $392 $490 $594 Less: Taxes (14) (29) (39) (49) (59) Tax Rate 9.0% 10.0% 10.0% 10.0% 10.0% Tax-effected EBIT $138 $258 $353 $441 $535 Plus: Depreciation & Amortization $47 $117 $151 $189 $222 Less: Change in WC (2) (5) (1) (1) 0 Less: Change in Other LT Ass. & Liab. (35) (11) (11) (11) (12) Plus: Non-Cash Stock Option Exp. And FAS 123 10 18 19 19 19 Less: LTIP Payout 0 0 (23) 0 0 Less: Capital Expenditures (119) (266) (286) (324) (360) Less: Acquisitions (1) (160) (156) (156) (78) 0 Free Cash Flow ($121) ($45) $45 $234 $404

27 Illustrative DCF Terminal Tax Rate Sensitivity Base Case Acquisitions Case ____________________ (1) Assumes terminal year tax rate changed to “Tax Rate in Perpetuity”; additional implied tax amount grown at 3% in perpetuity and discounted at 13%. Offer: $62.00 Updated Valuation Analysis 10.0% 20.0% 30.0% 0.0% 10.0% 20.0% $0 ($612) ($1,223) 0 (332) (664) $0.00 ($5.83) ($11.66) Base Case Acquisitions Case $110.00 100.00 90.00 80.00 50.00 60.00 70.00 $85.05 $66.35 $80.57 $61.87 $76.08 $57.39 $105.24 $99.41 $93.58 $80.64 $74.81 $68.98 Offer: $62.00 Tax Rate in Perpetuity(1) 10.0% 20.0% 30.0% Delta to Model Tax Rate 0.0% 10.0% 20.0% Terminal Value Impact (2011) $0 ($470) ($940) Value Deduct(1) 0 (255) (510) Value Deduct Per Share $0.00 ($4.48) ($8.96)

28 WACC Analysis ____________________ (1) Historical spread between the long bond and the S&P 500. (2) Source: Merrill Lynch Beta Book, May 2007. (3) Book Value of Net Debt to Market Value of Equity. (4) Unlevered Beta equals (Levered Beta/(1 + ((1 - Tax Rate) * Debt/Equity))). Assumes Beta of debt equals zero. (5) Unlevered Return equals (Estimated Future Risk Free Rate + (Unlevered Beta * Risk Premium)). (6) Levered Cost of Equity equals (Estimated Future Risk Free Rate + (Levered Beta * Risk Premium) + Beta-Adj. Size Premium). (7) WACC equals ((Net Debt/Capitalization * (Cost of Debt * (1 - Tax Rate))) + (Equity/Capitalization * Levered Cost of Equity)). (1) (3) (4) (6) (7) (2) (5) Updated Valuation Analysis Macroeconomic Assumptions Ten Year Government Bond Yield at 5/31/07 4.88% Historical Risk Premium 7.10% Estimated Future Market Return 11.98% Mid-Cap Premium 1.02% Levered Marginal Net Debt to Unlevered Levered Unlevered Comparable Companies Beta Tax Rate Equity Beta Return Return Apollo 0.27 39.5% 0.0% 0.27 6.8% 6.8% Career Education 0.44 37.6% 0.0% 0.44 8.0% 8.0% Corinthian Colleges 0.70 38.7% 0.0% 0.70 9.9% 9.9% DeVry University 0.79 38.2% 0.0% 0.79 10.5% 10.5% ITT 0.85 38.6% 0.0% 0.85 10.9% 10.9% Lincoln Educational Services 0.38 40.7% 4.4% 0.37 7.6% 7.5% Strayer 0.58 39.3% 0.0% 0.58 9.0% 9.0% UTI 1.06 38.2% 0.0% 1.06 12.4% 12.4% 38.8% 0.5% 0.63 9.4% 9.4% Loyal 1.33 38.8% 15.4% 1.22 14.3% 13.5% Capital Structures Net Debt/ Net Debt/ Levered Cost of Equity at Various Unlevered Beta and Capital Structures Capitalization Equity 0.550 0.725 0.900 1.075 1.250 0.0% 0.0% 9.8% 11.0% 12.3% 13.5% 14.8% 5.0% 5.3% 9.9% 11.2% 12.5% 13.8% 15.1% 10.0% 11.1% 10.1% 11.4% 12.7% 14.1% 15.4% 15.0% 17.6% 10.2% 11.6% 13.0% 14.4% 15.7% 20.0% 25.0% 10.4% 11.8% 13.3% 14.7% 16.1% 25.0% 33.3% 10.6% 12.1% 13.6% 15.1% 16.6% Capital Structures Net Debt/ Net Debt/ Est. Cost WACC at Various Unlevered Beta and Capital Structures Capitalization Equity 0.550 0.725 0.900 1.075 1.250 0.0% 0.0% 7.00% 9.8% 11.0% 12.3% 13.5% 14.8% 5.0% 5.3% 7.25% 9.7% 10.9% 12.1% 13.3% 14.5% 10.0% 11.1% 7.50% 9.5% 10.7% 11.9% 13.1% 14.3% 15.0% 17.6% 7.75% 9.4% 10.6% 11.7% 12.9% 14.1% 20.0% 25.0% 8.00% 9.3% 10.4% 11.6% 12.7% 13.9% 25.0% 33.3% 8.25% 9.2% 10.3% 11.5% 12.6% 13.7% of Debt Average

29 Leveraged Buyout Analysis – Base Case (Dollars in Millions) ____________________ Note: Assumes transaction closes June 2007. (1) EBITDA figures are post non-cash stock compensation and FAS 123 expense. PF LTM June 2007 based on projected LTM EBITDA of $242 million per Management guidance. EBITDA for credit purposes is pre non-cash stock compensation and FAS 123 expense. Includes up to $425 million in the form of PIK-election notes. Updated Valuation Analysis Enterprise Value and Multiple Analysis Sources and Uses Offer Price Per Share $62.00 Sources Premium to Unaffected Price ($49.15) 26% Equity Value $3,404 Lvg. (2) $ % Enterprise Value (Excl. Fees) 3,907 Existing Cash $90 2% Term Loan B 2.7x 643 16% Value (1) Multiple Senior Notes (3) 2.8 685 17% EV / LTM June 2007 EBITDA $234 16.7x Senior Sub Notes 1.3 310 8% EV / 2007 EBITDA 270 14.5 Rollover Debt 0.6 150 4% EV / 2008 EBITDA 336 11.6 Rollover Equity 119 3% Sponsor Equity 2,092 51% 7.4x $4,089 100% Credit Statistics Uses PF LTM 6/07 2009 2011 $ % Purchase of Equity $3,404 83% EBITDA (2) $242 $444 $631 Refinance Existing Debt 377 9% EBITDA / Interest 2.0x 3.3x 5.1x Rollover Debt 150 4% Min Cash 10 0% Total Debt / EBITDA 7.4x 4.7x 3.2x Fees 148 4% Bank Debt / EBITDA 2.7 1.8 0.9 $4,089 100% Cum. Bank Debt Paydown 0.0% (24.9%) 8.3% Borrowing Rates Returns on Equity (1) Exit Multiple Term Loan B L+2.50% %-Year Returns (EV / EBITDA) Senior Notes 9.00% to Sponsor (2011) 10.5x 11.5x 12.5x Senior Sub Notes 10.50% Rollover Debt 7.86% IRR 18% 21% 24% Payback 2.1x 2.4x 2.7x Total Uses Total Sources

30 Leveraged Buyout Analysis –Acquisitions Case (Dollars in Millions) ____________________ Note: Assumes transaction closes June 2007. (1) EBITDA figures are post non-cash stock compensation and FAS 123 expense. PF LTM June 2007 based on projected LTM EBITDA of $242 million per Management guidance. EBITDA for credit purposes is pre non-cash stock compensation and FAS 123 expense. Includes up to $425 million in the form of PIK-election notes. Updated Valuation Analysis Enterprise Value and Multiple Analysis Sources and Uses Offer Price Per Share $62.00 Sources Premium to Unaffected Price ($49.15) 26% Equity Value $3,404 Lvg. (2) $ % Enterprise Value (Excl. Fees) 3,942 Existing Cash $67 2% Term Loan B 2.8x 678 17% Value (1) Multiple Senior Notes (3) 2.8 685 17% EV / LTM June 2007 EBITDA $234 16.8x Senior Sub Notes 1.3 310 8% EV / 2007 EBITDA 292 13.5 Rollover Debt 0.6 150 4% EV / 2008 EBITDA 404 9.8 Rollover Equity 119 3% Sponsor Equity 2,092 51% 7.5x $4,101 100% Credit Statistics Uses PF LTM 6/07 2009 2011 $ % Purchase of Equity $3,404 83% EBITDA (2) $242 $562 $834 Refinance Existing Debt 388 9% EBITDA / Interest 1.9x 3.5x 5.2x Rollover Debt 150 4% Min Cash 10 0% Total Debt / EBITDA 7.5x 4.5x 2.9x Fees 148 4% Bank Debt / EBITDA 2.8 2.2 1.3 $4,101 100% Cum. Bank Debt Paydown 0.0% (78.3%) (57.6%) Borrowing Rates Returns on Equity (1) Exit Multiple Term Loan B L+2.50% %-Year Returns (EV / EBITDA) Senior Notes 9.00% to Sponsor (2011) 10.5x 11.5x 12.5x Senior Sub Notes 10.50% Rollover Debt 7.86% IRR 26% 30% 33% Payback 2.9x 3.2x 3.6x Total Uses Total Sources

Appendix

January Summary Valuation Equity Value Per Share ____________________ (1) As of January 4, 2006. (2) 52 week range prior to January 4, 2007. (3) Figure post FAS 123 Expense. (4) EBITDA figure pre FAS 123 expense. (5) Assumes $468 million of debt and due to shareholders of acquired companies, $62 million of minority interest and $125 million of cash per management guidance, 51.426 million basic shares outstanding, 0.586 million restricted shares and 5.236 million options in-the-money at the offer price with a weighted average exercise price of $24.41. Discounted at Equity Cost of Capital of 14% Discount Rate: 12% – 14% Terminal Value: 10.0x – 12.0x(5) Leverage of 7.0x 2011 Exit EBITDA Multiple Range of 10.0x – 12.0x 25% Equity Returns 11.5x – 13.5x 2006 EBITDA of $218mm(4)(5) $5.00(3) $5.08(3) $5.70(3) 2010 EPS at 2009 Forward P/E Multiples of 17.0x – 19.0x Discounted at 14% 19.0x – 21.0x 2007E EPS of $2.46(3) $2.60(3) Metric / Multiples / Methodology Discounted Future Share Price Public Comparables Discounted Cash Flow Analysis Leveraged Buyout Analysis 31 Unaffected Price(1): $49.15 Offer: $60.50 (2) Appendix $62.00 $51.00 $92.17 $74.69 $73.08 $65.16 $64.12 $46.46 $54.64 $51.59 $54.39 $55.22 $52.00 $44.00 $69.43 $57.52 $65.39 $58.30 $57.37 $38.63 $49.44 $46.67 $46.49 $40.52 20.00 40.00 60.00 80.00 $100.00 52 Week High/Low Discounted Equity Research Price Targets Base Case Acquisition Case Acquisition Comparables "Vision for 2010" Base Case Acquisition Case Base Case Acquisition Case Base Case Acquisition Case

32 Disclaimers Merrill Lynch prohibits (a) employees from, directly or indirectly, offering a favorable research rating or specific price target, or offering to change such rating or price target, as consideration or inducement for the receipt of business or for compensation, and (b) Research Analysts from being compensated for involvement in investment banking transactions except to the extent that such participation is intended to benefit investor clients. This proposal is confidential, for your private use only, and may not be shared with others (other than your advisors) without Merrill Lynch's written permission, except that you (and each of your employees, representatives or other agents) may disclose to any and all persons, without limitation of any kind, the tax treatment and tax structure of the proposal and all materials of any kind (including opinions or other tax analyses) that are provided to you relating to such tax treatment and tax structure. For purposes of the preceding sentence, tax refers to U.S. federal and state tax. This proposal is for discussion purposes only. Merrill Lynch is not an expert on, and does not render opinions regarding, legal, accounting, regulatory or tax matters. You should consult with your advisors concerning these matters before undertaking the proposed transaction.